For Release 1 p.m. PDT
May 8, 2008
Trubion Pharmaceuticals Inc. Reports First Quarter 2008 Results
SEATTLE, May 8, 2008 — Trubion Pharmaceuticals Inc. (NASDAQ: TRBN) today announced financial results for its first quarter ended March 31, 2008.
First Quarter 2008 Financial Results
Revenue for the first quarter ended March 31, 2008, was $4.0 million, compared with $4.8 million in 2007. The decrease was primarily due to an extension of the recognition of the up-front fee and a slight decrease in reimbursement revenue from the Wyeth collaboration related to the Phase 2b clinical trial for our lead product candidate, TRU-015 for rheumatoid arthritis (RA).
Revenue in the three months ended March 31, 2008 and 2007, included $1.5 million and $2 million, respectively, for amortization of the $40 million up-front fee from the Wyeth collaboration. This up-front fee is being deferred and recognized on a straight-line basis over the estimated term of the research and development service period of six years and three months.
Total operating expenses for the first quarter ended March 31, 2008, were $10.5 million, compared with $10.9 million in 2007. The decrease was primarily due to lower outside manufacturing costs for TRU-016. The decrease was partially offset by increased personnel-related expenses.
Net loss for the first quarter ended March 31, 2008, was $6.0 million, or $0.33 per diluted common share, compared with a net loss of $5.0 million, or $0.29 per diluted common share, in 2007.
Trubion had $72.1 million in cash, cash equivalents and investments as of March 31, 2008, compared with $78.5 million as of December 31, 2007.
“We have already achieved several important milestones in 2008 in advancing the clinical development of our alliance-based and proprietary therapeutic compounds for autoimmune and inflammatory diseases and cancer,” said Peter Thompson, M.D., FACP, Trubion’s president, chief executive officer and chairman. “We look forward to continued advancement of both our clinical and preclinical programs throughout the rest of the year.”
Recent Milestones:
—	Trubion announced that Wyeth has commenced patient dosing in the next Phase 2b clinical trial of TRU-015 in patients with rheumatoid arthritis (RA). This study will evaluate a preferred induction, or initial, dosing regimen. Data reported previously demonstrates TRU-015’s ability to significantly improve RA signs and symptoms, and maintain response rates with repeat administration of single doses given every six months.

—	Trubion announced that Wyeth has initiated patient dosing in a Phase 1 study of SBI-087 for RA. SBI-087, Trubion and Wyeth’s next-generation CD20 candidate, builds on Trubion and Wyeth’s clinical experience with Trubion’s lead compound, TRU-015, and is based on Trubion’s Small Modular ImmunoPharmaceutical (SMIP™) technology.

—	Trubion announced initiation of patient dosing in its Phase 1/2 clinical trial of TRU-016 for CLL, Trubion’s proprietary CD37-directed SMIP therapeutic.

—	Trubion announced Wyeth’s intent to pursue clinical evaluation of SBI-087 for the treatment of systemic lupus erythematosus, or SLE, and an IND filing is expected by the end of 2008.

2008 Financial Guidance
Trubion anticipates 2008 revenues to be in the range of $15 million to $20 million earned through the company’s Wyeth collaboration. Total operating expenses are expected to be approximately $53 million to $58 million for 2008. The planned increase in 2008 operating expenses is primarily attributable to clinical trial expenses associated with the retreatment study being completed by Trubion for its lead product candidate, TRU-015, manufacturing and clinical costs associated with its TRU-016 product candidate, and increased personnel-related expense. Operating cash requirements in 2008 are expected to be approximately $35 million to $40 million.
Conference Call Details
Trubion will host a conference call and webcast to discuss its first quarter 2008 financial results. The call will be held today at 2 p.m. Pacific time (5 p.m. Eastern time). The live event will be available from Trubion’s Web site at http://investors.trubion.com/events.cfm, or by calling (877) 545-1488 or (719) 325-4899. Beginning later today, a replay of the discussion will be available from Trubion’s Web site or by calling (888) 203-1112 or (719) 457-0820 and entering 7602146. Replay will be available at 8 p.m. EDT until midnight, Monday, May 12. The webcast replay will be available in the events section of Trubion’s Web site.
About Trubion
Trubion is a biopharmaceutical company that is creating a pipeline of novel protein therapeutic product candidates to treat autoimmune and inflammatory diseases and cancer. The company’s mission is to develop a variety of first-in-class and best-in-class product candidates, customized for optimal safety, efficacy, and convenience that it believes may offer improved patient experiences. Trubion’s current product candidates are novel single-chain protein, or SMIP™, therapeutics, and are designed using its custom drug assembly technology. Trubion’s product pipeline includes CD20-directed candidates such as TRU-015 and SBI-087 for autoimmune and inflammatory diseases, developed under the company’s Wyeth collaboration. Trubion’s product pipeline also includes Trubion’s proprietary product candidate, TRU-016, a novel CD37-targeted therapy for the treatment of B-cell malignancies that is currently in Phase 1/2 clinical evaluation. In addition to Trubion’s current product candidates, the company is also developing additional alliance and proprietary product candidates that build on its product development experience. More information is available in the investors section of Trubion’s website: investors.trubion.com.
Forward-Looking Statements
Certain statements in this release may constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. These statements include, but are not limited to, those related to the company’s future clinical development programs and the timing thereof, the company’s future regulatory filings and the timing and outcome thereof and the company’s expected financial and operating results. These statements are based on current expectations and assumptions regarding future events and business performance and involve certain risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, risks associated with the company’s Wyeth collaboration, including Wyeth’s control over development timelines, the risks that the Company is unable to advance its clinical development programs and regulatory applications and action at the rate it expects, the risk that the Company does not achieve the financial and operating results it expects, and such other risks as identified in the company’s quarterly report on Form 10-Q for the period ended March 31, 2008, and from time to time in other reports filed by Trubion with the U.S. Securities and Exchange Commission. These reports are available on the Investors page of the company’s corporate Web site at http://www.trubion.com. Trubion undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.
TRBN-G

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Contact:
Jim DeNike
Senior Director, Corporate Communications
Trubion Pharmaceuticals Inc.
(206) 838-0500
jdenike@trubion.com
Waggener Edstrom Healthcare
Amy Petty
Senior Account Executive
(617) 576-5788
amyp@waggeneredstrom.com
-FINANCIAL TABLES FOLLOW-
TRUBION PHARMACEUTICALS. INC.
STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three months ended March 31,
	2008	2007
Revenue	$3,963	$4,835

Operating expenses:
Research and development	7,515	8,591
General and administrative	2,973	2,355

Total operating expenses	10,488	10,946

Loss from operations	(6,525)	(6,111)
Interest income	735	1,257
Interest expense	(178)	(165)

Net loss	$(5,968)	$(5,019)

Basic and diluted net loss per share	$(0.33)	$(0.29)

Shares used in computation of basic and diluted net loss per share	17,831	17,566

	March 31,	December 31,
	2008	2007
Balance Sheet Data:
Cash and cash equivalents	$19,233	$41,827
Investments	52,851	36,688
Total assets	86,914	95,174
Deferred revenue	23,392	24,854
Total stockholders’ equity	48,087	53,313